UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Dade Behring Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2005

Dear Fellow Dade Behring Shareholder:

It is my pleasure to invite you to the Annual Meeting of Shareholders of Dade Behring Holdings, Inc. to be held at 3:00 p.m. Central Daylight Time on Monday, May 23, 2005, at the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois.

At the Annual Meeting, if you are a holder of Dade Behring common stock, we will ask you to re-elect two directors and approve an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation that will increase the number of shares of common stock and preferred stock that the Company will be authorized to issue.

We will also review the progress of the Company during the past year and answer your questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. The Proxy Statement and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 provide information about the Company you should consider when you vote your shares.

It is important that your shares will be represented and voted at the Annual Meeting. If you plan to attend, please check the box provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, we urge you to complete, sign and return the enclosed proxy card in the accompanying postage-paid envelope or to vote by telephone.

Sincerely,
/s/ JIM REID-ANDERSON
Jim Reid-Anderson Chairman of the Board, President and Chief Executive Officer

1717 Deerfield Road, Deerfield, IL 60015

NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS

April 6, 2005

To our Shareholders:

THE ANNUAL MEETING OF SHAREHOLDERS OF DADE BEHRING HOLDINGS, INC., a Delaware corporation (the “Company”), will be held on Monday, May 23, 2005, at 3:00 p.m. Central Daylight Time in the Education Center Auditorium at the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois, for the following purposes:

1.                To re-elect two directors to hold office for three years;

2.                To approve a proposal to amend the Company’s Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock and preferred stock; and

3.                To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 31, 2005 will be entitled to vote at the Annual Meeting.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 is being mailed to you with this Notice and the Proxy Statement.

By order of the Board of Directors,
/s/ LOUISE S. PEARSON
Louise S. Pearson Vice President, General Counsel and Corporate Secretary

All shareholders are cordially invited to attend the Annual Meeting, but whether or not you expect to attend the Annual Meeting in person, please vote your shares by proxy, either by completing, signing, and returning the enclosed proxy card in the postage-paid envelope provided, or by calling the telephone number and following the instructions provided on your proxy card.

TABLE OF CONTENTS

ABOUT OUR ANNUAL MEETING	1
Why have I received these materials?	1
Who is entitled to vote at the Annual Meeting?	1
How do I vote my shares at the Annual Meeting?	1
Can I change my vote after I return my proxy card or after I vote by telephone?	1
What constitutes a quorum for purposes of the Annual Meeting?	1
What vote is required to approve each proposal?	2
What effect does an abstention have?	2
What are “broker non-votes”?	2
How does the Board recommend that I vote my shares?	2
Who will bear the expense of soliciting proxies?	3
How may a shareholder make a proposal or nominate a candidate for election as a director?	3
How may I obtain electronic access to proxy materials and annual reports to shareholders?	3
PROPOSALS
Proposal 1—Election of Directors	4
Proposal 2—Amendment to Dade Behring’s Fourth Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock and Preferred Stock	6
CORPORATE GOVERNANCE AND RELATED MATTERS	8
Board of Directors	8
Board Committees	8
Audit Committee	8
Compensation Committee	9
Governance Committee	9
Consideration of Director Nominees	10
Shareholder Nominees	10
Director Qualifications	10
Identifying and Evaluating Nominees for Directors	10
Communications with Directors	10
Director Compensation	11
AUDIT COMMITTEE INFORMATION	11
Report of Audit Committee	11
Independent Registered Public Accounting Firm Information	12
Independent Registered Public Accounting Firm Fees	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	15
EXECUTIVE COMPENSATION AND OTHER INFORMATION	15
REPORT ON EXECUTIVE COMPENSATION	15
PERFORMANCE GRAPH	20
PENSION PLANS	21

i

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS	22
SUMMARY COMPENSATION TABLE	24
OPTION GRANTS IN 2004	25
AGGREGATED OPTION EXERCISES IN 2004 AND OPTION VALUES AS OF DECEMBER 31, 2004	25
APPENDIX	A-1

ii

DADE BEHRING HOLDINGS, INC.

1717 Deerfield Road, Deerfield, IL 60015

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

ABOUT OUR ANNUAL MEETING

Why have I received these materials?

The accompanying proxy, which is being mailed and made available electronically to shareholders on or about April 6, 2005, is solicited by the Board of Directors of Dade Behring Holdings, Inc. (referred to throughout this proxy statement as “Dade Behring,” “the Company,” “we” and “us”) in connection with our Annual Meeting of Shareholders that will take place on Monday,  May 23, 2005 at 3:00 p.m. Central Daylight Time in the Education Center Auditorium at the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Who is entitled to vote at the Annual Meeting?

Holders of common stock of Dade Behring as of the close of business on March 31, 2005 will be entitled to notice of and to vote at the Annual Meeting. On March 14, 2005 there were outstanding and entitled to vote 44,078,018 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of common stock (that is, if you hold common stock in your own name in Dade Behring’s stock records maintained by our transfer agent, Mellon Shareholder Services), you may complete and sign the accompanying proxy card and return it to Dade Behring or deliver it in person. In addition, you may vote by using a toll-free telephone number by following the instructions included with your proxy card. The telephone voting facilities for shareholders of record will close at 11:59 P.M. Eastern Standard Time on May 22, 2005.

“Street name” shareholders of common stock (that is, shareholders who hold common stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a voting instruction form from the institution that holds their shares and to follow the voting instructions on that form.

Can I change my vote after I return my proxy card or after I vote by telephone?

Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Regardless of whether you voted using a traditional proxy card, or by telephone, you may use either method to change your vote. You may change your vote either by submitting a proxy card prior to the date of the Annual Meeting or by voting again prior to the time at which the telephone voting facilities close by following the procedures applicable to those methods of voting. In each event, the later submitted vote will be recorded and the earlier vote revoked. In addition, if you are a shareholder of record, you may change your vote by casting a ballot in person at the Annual Meeting.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each proposal?

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the two nominees for director who receive the most affirmative votes will be elected.

The proposal to amend Dade Behring’s Fourth Amended and Restated Certificate of Incorporation to increase the number of our authorized common and preferred shares requires the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting.

Each other item to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter for approval.

What effect does an abstention have?

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will have no effect on the outcome of the election of directors, but an abstention on any other matter will have the effect of a negative vote on that matter. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum, but will not be counted as votes cast on any matter.

What are “broker non-votes”?

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange and NASD rules prohibit a broker from voting shares held in a brokerage account on some proposals (a “broker non-vote”) if the broker does not receive voting instructions from you. Shares that are subject to a broker non-vote and in respect of which voting instructions are not received by the broker are counted for determining the quorum but are not voted on the particular matter.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth in this proxy statement. In summary, the Board unanimously recommends a vote:

1.                FOR the election of the nominated directors; and

2.                FOR the amendment to increase the number of authorized shares of common stock and preferred stock.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in the proxy holders’ own discretion in the best interests of Dade Behring. At the date this proxy statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that will be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Dade Behring will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of our common stock.

How may a shareholder make a proposal or nominate a candidate for election as a director?

Any shareholder who intends to present a proposal at Dade Behring’s annual meeting of shareholders to be held in 2006 and who wishes to have the proposal included in Dade Behring’s proxy statement for that meeting must deliver the proposal to Louise S. Pearson, the Corporate Secretary, by no later than December 7, 2005. All proposals must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement.

Shareholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified in Dade Behring’s bylaws. The bylaws require all shareholders who intend to make proposals at an annual meeting to submit their proposals to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s annual meeting.

The bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a shareholder entitled to vote who sends notice to Dade Behring not fewer than 90 nor more than 120 days before the anniversary date of the previous year’s annual meeting and complies with the procedures and requirements specified in Dade Behring’s bylaws.

To be eligible for consideration at the 2006 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and nominations for director must be received by the Corporate Secretary between January 23, 2006 and February 22, 2006. This advance notice period is intended to allow all shareholders to have an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Dade Behring’s principal executive offices at 1717 Deerfield Road, Deerfield, Illinois 60015-0778. A copy of Dade Behring’s bylaws is available, without charge, upon written request to the Corporate Secretary and on Dade Behring’s Internet site at www.dadebehring.com.

How may I obtain electronic access to proxy materials and annual reports to shareholders?

This proxy statement and Dade Behring’s 2004 Annual Report to Shareholders are available on Dade Behring’s Internet site at www.dadebehring.com. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a record shareholder, you can choose this option and save Dade Behring the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote by telephone. If you are a street name shareholder, please refer to the information provided by the institution that holds your shares and follow that institution’s instructions on how to elect to view future proxy statements and annual reports over the Internet.

PROPOSALS

Proposal 1—Election of Directors

Our Board of Directors currently consists of seven members and is divided into three classes, Class 1, Class 2 and Class 3. Each year, the directors in one of the three classes are elected to serve a three-year term. Messrs. Richard W. Roedel and Samuel K. Skinner are Class 3 directors and have been nominated and unanimously recommended by the Board of Directors for re-election at the Annual Meeting. If re-elected, each of them will serve until our 2008 annual meeting and until his successor has been duly elected and qualified or until his earlier resignation or removal. The Class 1 directors will be considered for election at our 2006 annual meeting. The Class 2 directors will be considered for election at our 2007 annual meeting.

Directors will be re-elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

Information with respect to Nominees and Continuing Directors

The following table sets forth information as to persons who serve as our directors.

Name	Age	Position	Term Expires	Audit Committee Member	Compensation Committee Member	Governance Committee Member
James W. P. Reid-Anderson	46	Chairman, President and CEO	2006
N. Leigh Anderson, Ph.D.	55	Director	2007	X
James G. Andress	66	Director	2007		X	X
Jeffrey D. Benjamin	43	Director	2006		X	X
Alan S. Cooper	46	Director	2006		X	X
Richard W. Roedel	55	Director	2005	X
Samuel K. Skinner	66	Director	2005	X

Nominees for Re-election at this Annual Meeting (Class 3)

Richard W. Roedel was appointed as a director on October 3, 2002 and is Chairperson of the Audit Committee. Mr. Roedel has been Chairman of Take-Two Interactive Software, Inc. since April 2004 and was Chief Executive Officer from June 2004 to January 2005. Mr. Roedel was Chair of the Audit Committee of that company from November 2002 to April 2004 and has been a director since November 2002. From April 1999 to March 2000, Mr. Roedel was Chairman and Chief Executive Officer of the accounting firm BDO Seidman, LLP. Prior to that, he was the Managing Partner of BDO Seidman’s New York Metropolitan Area Office from 1994 to 1999; the Managing Partner of its Chicago Office from 1990 to 1994; and an Audit Partner from 1985 to 1990. Mr. Roedel received a B.S. degree in accounting and economics from The Ohio State University and is a Certified Public Accountant. Mr. Roedel is a director of publicly held Brightpoint, Inc., a distributor of wireless devices and accessories and a provider of outsourced services to mobile operators in the wireless telecommunications and data industry.

Samuel K. Skinner was appointed as a director on February 18, 2004. Mr. Skinner was President and Chief Executive Officer of US Freightways from July 2000 to May 2003 and in addition was Chairman of the Board of US Freightways from January 1, 2003 through May 2003. From October 1998 to July 2000, Mr. Skinner was a partner and Co-Chairman of the law firm of Hopkins & Sutter. From February 1993 to April 1998, he was President and a director of Commonwealth Edison Company and its parent company, Unicom Corporation. Prior to that time he served as Chief of Staff to the President of the United States. Prior to his White House service, Mr. Skinner served as U.S. Secretary of Transportation for nearly three years. Mr. Skinner is a director of publicly held Click Commerce, Inc., a provider of ebusiness software solutions; DiamondCluster International Inc., a global provider of management consulting services; Express Scripts, Inc., a provider of pharmacy benefit management services; Midwest Air Group, Inc., a licensed commercial air carrier; and Navigant Consulting, Inc., a provider of financial, litigation, healthcare and energy consulting services. Mr. Skinner is also a director of publicly held APAC Customer Services, Inc., a provider of customer management programs and services.  Mr.  Skinner has indicated to the board of directors of APAC Customer Services, Inc. his desire not to stand for re-election on June 3, 2005 when his current term expires.

Directors with Terms Expiring in 2006 (Class 1)

James W. P. Reid-Anderson was elected to the Board of Directors in 2000 and was named Chairman of the Board of Directors in October 2002. Mr. Reid-Anderson has served as President and Chief Executive Officer since September 2000. Mr. Reid-Anderson joined us in 1996 as Executive Vice President and Chief Financial Officer for Dade Behring Inc. and became Chief Administrative Officer and Chief Financial Officer in September 1997, responsible for all headquarters functions after the combination of Dade and Behring. In April 1999, Mr. Reid-Anderson was promoted to President and Chief Operating Officer. From 1994 to 1996, Mr. Reid-Anderson worked for Wilson Sporting Goods where he served in a variety of roles including Chief Operating Officer, Vice President/General Manager International and Chief Administrative and Chief Financial Officer. In addition, Mr. Reid-Anderson had responsibility for the company’s international unit. He also held financial positions of increasing responsibility at PepsiCo, Inc., Grand Metropolitan PLC and Mobil Oil Corporation, with roles based in Europe, Asia and North America. Mr. Reid-Anderson is a fellow of the Association of Chartered Certified Accountants and holds a degree with honors from the University of Birmingham in England.

Jeffrey D. Benjamin was appointed as a director on October 3, 2002 and is a member of the Compensation and Governance Committees. Mr. Benjamin has been Senior Adviser to Apollo Management, L.P., a private investment firm, since September 2002. From January 2002 until September 2002, he was Managing Director of Libra Securities LLC, an investment banking firm. Previously, he served as Co-Chief Executive Officer of U.S. Bancorp Libra, an investment banking firm, from January 1999 until December 2001. Mr. Benjamin is a director of publicly held Chiquita Brands International, Inc., an international producer and distributor of fresh produce; Exco Resources, Inc., engaged in the development and exploitation of oil and natural gas properties in North America; Mandalay Resort Group, a hotel-casino operator; McLeod USA Incorporated, a provider of wired and wireless telecommunications services and communications services; and NTL Incorporated, a cable and broadband supplier of communications and entertainment services primarily in the United Kingdom and Ireland.

Alan S. Cooper was appointed as a director on October 3, 2002 and is Chairperson of the Governance Committee and a member of the Compensation Committee. On April 1, 2003, Mr. Cooper became a Managing Partner of Jet Capital Management, a New York based private investment firm specializing in risk arbitrage, capital structure arbitrage and other event-driven investing. Prior to such time, Mr. Cooper had been a Principal of Redwood Capital Management hedge fund located in Englewood Cliffs, New Jersey from 2000 to March 2003. Prior to joining Redwood Capital, he served as General Counsel to Dickstein Partners, Inc. from 1992 to 2000 and also as Vice President beginning in 1994.

Directors with Terms Expiring in 2007 (Class 2)

N. Leigh Anderson, Ph.D. was appointed as a director on October 3, 2002 and is a member of the Audit Committee. Dr. Anderson is Founder and Chief Executive Officer of the Plasma Proteome Institute, or PPI, in Washington, D.C. Dr. Anderson also consults through Anderson Forschung Group, where he is a Principal. Prior to founding PPI, he was Chief Scientific Officer at Large Scale Biology Corporation, or LSBC, whose proteomics division he founded in 1985 and led as Chief Executive Officer prior to its merger in 1999 with Biosource Technologies, which created the current LSBC. He founded, along with Dr. Norman Anderson, the Molecular Anatomy Program at the Argonne National Laboratory in Chicago where his work in the development of 2-D electrophoresis and molecular database technology earned him, among other distinctions, the American Association for Clinical Chemistry’s Young Investigator Award for 1982 and the 1983 Pittsburgh Analytical Chemistry Award.

James G. Andress was appointed as a director on October 3, 2002 and is Chairperson of the Compensation Committee and a member of the Governance Committee. From 1996 through 2000, Mr. Andress served as President and Chief Executive Officer of Warner Chilcott, PLC. Warner Chilcott is a pharmaceutical company that develops prescription drugs in the areas of women’s health care, urology, dermatology and cardiology. He was appointed Chairman of Warner Chilcott, PLC in 1998. Mr. Andress is a director of  publicly held The Allstate Corporation; Sepracor Inc., a research based pharmaceutical company; and Xoma Corporation, a biopharmaceutical development company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE
RE-ELECTION OF MESSRS. RICHARD W. ROEDEL AND
SAMUEL K. SKINNER AS CLASS 3 DIRECTORS

Proposal 2—Amendment to Dade Behring’s Fourth Amended and Restated
Certificate of Incorporation to Increase the Number of
Authorized Shares of Common Stock and Preferred Stock

The Board of Directors has authorized, and recommends for your approval, an amendment to Dade Behring’s Fourth Amended and Restated Certificate of Incorporation, increasing the number of authorized shares of common stock from 65 million to 150 million shares, par value $.01 per share. In addition, the proposed amendment would proportionately increase the number of shares of preferred stock of Dade Behring from 65,000 shares to 150,000 shares, par value $.01 per share. A copy of the proposed Certificate of Amendment is attached to this proxy statement as Appendix A.

On March 14, 2005, of the 65,065,000 authorized shares of the Company, a total of 44,078,018 shares of common stock were outstanding and 7,764,713 shares of common stock were reserved for potential issuance in connection with our stock incentive plans. No shares of preferred stock are currently outstanding and all of the authorized shares of preferred stock are reserved for issuance as Series A Junior Participating Preferred Stock for the purposes of Dade Behring’s rights agreement. A total of 13,322,269 shares of common stock are authorized, unissued and not reserved for issuance.

Although there are sufficient shares available to permit all presently contemplated issuances, the Board believes that the proposed amendment is in the best interests of the Company and its shareholders because the Company currently has a limited number of authorized and unissued shares that are not reserved for issuance. The proposed increase in Dade Behring’s authorized share capital will provide Dade Behring with flexibility of action in the future by assuring there will be sufficient authorized but unissued shares of common stock available for issuance in connection with a primary offering of common stock, a stock split, acquisitions of the stock or assets of another company, employee benefit plans and other general corporate purposes without the necessity of further shareholder action at any special or annual meeting. The Board will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes. Dade Behring has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock that would be authorized by the proposed amendment. In addition, the proposed increase in the number of authorized shares of preferred stock will be necessary to accommodate Dade Behring’s obligation to issue additional preferred stock purchase rights, and reserve additional shares of Series A Junior Participating Preferred Stock, pursuant to its rights agreement as a result of the increase in the number of authorized shares of common stock.

An increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover effect. For example, if the Board issues additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, a tender offer, proxy contest or an extraordinary transaction opposed by the Board of Directors. This proposal to increase the number of authorized shares is prompted by business and financial reasons and is not in response to any effort of which the Company is aware to accumulate the Company’s common stock or obtain control of the Company. Nevertheless, shareholders should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over current market prices. All of the additional shares of preferred stock to be authorized will be reserved for issuance as Series A Junior Participating Preferred Stock for the purposes of Dade Behring’s rights agreement which the Governance Committee and the Board of Directors reviews from time to time.

If the proposed amendment is approved, the additional shares of common stock will be available for issuance from time to time without further action by shareholders (unless required by applicable law, regulatory agencies or by the rules of any stock market on which Dade Behring’s shares of common stock may then be listed) and without first offering more shares to shareholders. Shareholders do not have pre-emptive rights with respect to the shares of common stock or preferred stock to be authorized.

The proposed amendment provides that Section 1 of Article Four of the Company’s Fourth Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:

(1) The total number of shares of all classes of stock which the corporation shall have authority to issue is 150,150,000, consisting of (1) 150,000,000 shares of Common Stock, par value $.01 per share, and (2) 150,000 shares of Preferred Stock, par value $.01 per share. The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

Approval of the proposed amendment requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. Neither an abstention nor a broker non-vote is an affirmative vote. Therefore, both abstentions and broker non-votes will have the effect of votes cast against the proposed amendment. If the proposed amendment is approved by shareholders, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which Dade Behring plans to file as soon as practicable following the Annual Meeting. The Board of Directors has unanimously approved the proposed amendment and believes it to be in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE
PROPOSAL TO AMEND DADE BEHRING’S FOURTH AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK AND PREFERRED STOCK

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Dade Behring is managed under the direction of a seven member Board of Directors. In fulfilling its duties, the Board of Directors and its committees oversee the corporate governance of Dade Behring, oversee and advise management in developing our financial and business goals, evaluate management’s performance in pursuing and achieving those goals, and oversee our public disclosures and the disclosure processes. During fiscal 2004, the Board held six meetings. Mr. Roedel did not attend one of the  Board meetings. Mr. Skinner did not attend two Board meetings and one of the Audit Committee meetings. Each of the other directors attended 100% of all Board and applicable Committee meetings.

Our policy on director attendance at annual meetings calls for directors to be invited but not required to attend Dade Behring’s annual meetings of  shareholders. Messrs. Anderson, Andress, Benjamin, Cooper, Roedel and Reid-Anderson attended the 2004 Annual Meeting of Shareholders.

Executive sessions of non-management directors are generally held incident to regular Board meetings. The non-management directors have not designated a lead director; instead, executive sessions are led by the committee chairs or other director proposing the agenda item. Any non-management director can propose agenda items or request that an additional executive session be scheduled.

Independence

The Board of Directors has determined that each of the six non-management directors, including all members of the Audit, Compensation and Governance Committees are “independent” as defined by applicable listing standards of The Nasdaq Stock Market currently in effect and approved by the Securities and Exchange Commission (the “SEC”), and all applicable rules and regulations of the SEC, and that each is an “outside director” for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended.

Financial Expertise

The Board of Directors has determined that two members of the Audit Committee, Richard W. Roedel and Samuel K. Skinner, possess the attributes to be considered financially sophisticated for purposes of applicable Nasdaq Marketplace Rules and that Richard W. Roedel has the background to be considered  an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Board Committees

Our Board has the following three standing committees: Audit Committee, Compensation Committee and Governance Committee, which also serves as the nominating committee. Each committee operates under a written charter adopted by the Board. The membership during the last fiscal year, the function of each of the committees and where you can find a copy of its charter are described below.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the work of our independent registered public accounting firm, and risk assessment and risk management. Among other things, the Audit Committee: prepares the Audit Committee report for inclusion in this proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews the scope of the annual audit, the audit fee and the financial statements; pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm; reviews Dade Behring’s disclosure controls and procedures, including internal control over financial reporting, information security policies, the internal audit function, and corporate policies with respect to financial information; establishes procedures for the receipt, retention and treatment of complaints to Dade Behring regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of accounting or auditing concerns; oversees investigations into complaints concerning financial matters; approves any related party transactions; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from Dade Behring for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The members of the Audit Committee are Richard W. Roedel (Chairperson), N. Leigh Anderson, Ph.D. and Samuel K. Skinner. The report of the Audit Committee begins on page 11. The Audit Committee held seven meetings including two telephonic meeting during 2004. The charter of the Audit Committee is available under the Corporate Governance heading on the Investor Relations Section of our website at www.dadebehring.com.

Compensation Committee

Principal responsibilities of the Compensation Committee, as outlined in its charter, are to review and approve overall compensation programs including base salary, short-term and long-term incentive awards for the Company’s senior management and Chief Executive Officer, to approve all senior management and the Chief Executive Officer employment contracts, to review and evaluate the performance of the Chief Executive Officer, and to review management’s succession planning and management development recommendations. The charter of the Compensation Committee is available under the Corporate Governance heading on the Investor Relations Section of our website at www.dadebehring.com.

The Compensation Committee consists exclusively of non-employee members of the Board of Directors. The members of the Compensation Committee are James G. Andress (Chairperson), Jeffrey D. Benjamin and Alan S. Cooper. The Compensation Committee held eight meetings including three telephonic meetings during 2004. The Report on Executive Compensation by the Compensation Committee begins on page 15.

Governance Committee

The Governance Committee: identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance. Other specific duties and responsibilities of the Governance Committee include: annually assessing the size, composition and compensation of the Board; developing Board membership qualifications; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and CEO and presenting the results of the review to the Board and to the Chairman and CEO; reviewing and recommending proposed changes to Dade Behring’s charter and bylaws and Board committee charters; assessing periodically and recommending action with respect to shareholder rights plans or other shareholder protections; recommending Board committee assignments; reviewing and approving any employee director standing for election for outside for-profit boards of directors; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members.

The members of the Governance Committee are Alan S. Cooper (Chairperson), James G. Andress and Jeffrey D. Benjamin. The Governance Committee held five meetings during 2004. The Corporate Governance Manual is available under the Corporate Governance heading on the Investor Relations Section of our website at www.dadebehring.com.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board. Recommendations by shareholders for director nominees should be forwarded to the Corporate Secretary and should identify the nominee by name and provide detailed information concerning his or her qualifications. The Company’s bylaws require that shareholders give advance notice and furnish certain information to the Company in order to nominate a person for election as a director. See the discussion under the question “How may a shareholder make a proposal or nominate a candidate for election as a director” on page 3 of this proxy statement.

Director Qualifications

The Dade Behring Corporate Governance Manual contains Board membership criteria that apply to Governance Committee-recommended nominees for a position on our Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Dade Behring values and operating principles. They should have demonstrated management ability at high levels in successful organizations. They should have expertise germane to Dade Behring’s operations in a global setting and to provide insight and practical wisdom based on experience. They should have sufficient time to carry out their obligations as a director and limit their service on other boards to a number that permits them, given their individual circumstances, to perform responsibly all director duties. They should be committed to enhancing shareholder value. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year.

Communications with Directors

In order to provide security holders and other interested parties with a direct and open line of communication, the Board has adopted the following procedures for communications to directors.

Shareholders and other interested persons may communicate with the Chairs or other members of our Audit, Compensation or Governance Committees by using the following e-mail addresses:  Audit

Committee (auditchair@dadebehring.com)  Compensation Committee (compchair@dadebehring.com) and Governance Committee (govchair@dadebehring.com).

DIRECTOR COMPENSATION

Directors who are not employees of the Company each received an annual cash retainer of $50,000 during 2004 and will receive an annual cash retainer of $55,000 during 2005. Mr. Roedel received an additional $15,000 annual retainer in 2004 for his services as Audit Committee Chair. Beginning in 2005, the Audit Committee Chair will receive an additional $20,000 annual retainer and each Audit committee member will receive an additional $5,000 annual retainer. Mr. Andress and Mr. Cooper each received an additional $5,000 annual retainer during 2004 for their respective services as Compensation Committee Chair and Governance Committee Chair.

The retainers are paid in quarterly installments in advance. Eligible directors may defer receipt of director’s fees otherwise payable to them and invest those fees in common stock units provided for under the Dade Behring Nonemployee Directors’ Deferred Stock Compensation Plan. Directors were reimbursed for expenses incurred as a result of attendance at Board or Committee meetings.

Each nonemployee director serving in 2002 received a grant of options in 2002 to purchase 25,000 shares of common stock. Approximately one-third of such option grant vested on October 3, 2003, approximately an additional one-third vested on October 3, 2004 and each option grant will become fully vested on October 3, 2005. Upon becoming a director in February, 2004, Mr. Skinner was granted an option to purchase 25,000 shares of common stock under the Dade Behring 2004 Incentive Compensation Plan, subject to approval of that plan by shareholders which occurred at the 2004 annual meeting. Approximately one-third of such option grant vested as of February 18, 2004, approximately an additional one-third vested on October 3, 2004 and the grant will become fully vested on October 3, 2005.

Our director compensation policy provides that each person upon first being appointed or elected a director, after January 1, 2005, will receive options equal to a value (based on Black Scholes or binomial model) of $250,000 on the date of grant. Such options will vest in equal installments on the first, second and third anniversary of the grant date and have an exercise price equal to the fair market value of the Company’s shares on the date the options are granted. The policy also provides that each director, upon completion of such three full years of service, will become eligible on the October 3rd following completion of such three years of service and each October 3rd thereafter, for a restricted stock unit award equal to the value of $65,000 per year. The number of restricted stock units awarded will be determined annually by dividing $65,000 by the fair market value of the Company’s shares on each October 3rd. The restricted stock units will vest on the first, second and third anniversary of the date the director becomes eligible for the award. The director stock options and restricted stock units will be granted and administered under the Dade Behring 2004 Incentive Compensation Plan.

AUDIT COMMITTEE INFORMATION

The following “Report of Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Report of Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2004 including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with representatives of the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU Section 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and applicable Securities and Exchange Commission rules. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the representatives of the independent registered pubic accounting firm, the independence of that firm and its representatives from management and the Company. The Audit Committee has also considered the compatibility of the provision of permissible nonaudit services with such firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Richard W. Roedel, Chairperson
N. Leigh Anderson, Ph.D., Committee Member
Samuel K. Skinner, Committee Member

Independent Registered Public Accounting Firm Information

PricewaterhouseCoopers LLP audited the Company’s financial statements for the year ended December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and respond to appropriate questions. The independent registered public accounting firm for the Company for fiscal 2005 will be formally retained by the Audit Committee in May 2005.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued (in millions) by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2004 and 2003.

	2004	2003
Audit Fees(1)	6.5	2.8
Audit-Related Fees(2)	0.1	0.3
Tax Fees(3)	0.1	0.4
All Other Fees	0.0	0.0
Total	6.7	3.5

The Audit Committee pre-approves all audit services to be performed by Dade Behring’s independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve permissible audit-related and non-audit services and fees to be performed by Dade Behring’s independent registered public accounting firm, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)          Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory or regulatory filings, and services related to securities registration. Amount stated for fiscal year 2004 includes fees for audit services required under the provisions of the Sarbanes-Oxley Act of 2002.

(2)          Audit-related fees consisted primarily of fees for accounting consultations, employee benefit plan audits and other attestation services.

(3)          Tax-related fees consisted primarily of fees for consultation services regarding federal, state, local and international tax planning and compliance and assistance with tax audits and tax-only valuation services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of our common stock as of March 14, 2005 by each of our named executive officers, each member of our Board of Directors, all directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our common stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)	Percentage Beneficially Owned
FMR Corp(4)	6,504,430	14.8%
Morgan Stanley & Co. Inc.(5)	3,219,822	7.3%
Third Point Management Company L.L.C.(6)	2,300,000	5.2%
James W.P. Reid-Anderson	537,678	1.2%
Dominick M. Quinn	117,040	*
Hiroshi Uchida	42,350	*
John M. Duffey	108,056	*
Mark Wolsey-Paige	122,668	*
N. Leigh Anderson, Ph.D.	10,667	*
James G. Andress	25,662	*
Jeffrey D. Benjamin	44,362	*
Alan S. Cooper	25,062	*
Richard W. Roedel	19,476	*
Samuel K. Skinner	16,667	*
All executive officers and directors as a group (11 persons)	1,069,688	2.4%

*                    Less than 1%

(1)          Unless otherwise indicated, the business address of each person named in the table above is c/o Dade Behring Holdings, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015-0778.

(2)          As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (1) the power to vote, or direct the voting of, such security or (2) investing power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of March 14, 2005. Except as otherwise noted, the persons and entities listed on this table have sole voting and investment power with respect to all of the shares of Common Stock owned by them. Calculations are based on a total of 44,078,018 shares of Common Stock outstanding as of March 14, 2005.

(3)          Includes the following number of shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2005: (1) 251,530 shares by James W.P. Reid-Anderson; (2) 74,456 shares by Dominick M. Quinn; (3) 66,056 shares by John M. Duffey, (4) 105,668 shares by Mark Wolsey-Paige, (5) 8,667 shares by N. Leigh Anderson, Ph.D. and (6) 16,667 shares by each of  James G. Andress, Jeffrey D. Benjamin, Alan S. Cooper, Richard W. Roedel and Samuel K. Skinner. Includes the following number of shares of common stock issuable under the Dade Behring Nonemployees Directors’ Deferred Stock Compensation Plan within 60 days of termination of service with our Company as a director: (1) 2,995 shares by Mr. Andress, (2) 2,695 shares by Mr. Benjamin, (3) 2,995 shares by Mr. Cooper and (4) 1,809 shares by Mr. Roedel.

(4)          This information is based on the Schedule 13G filed with the SEC on February 14, 2005. The address of FMR Corp., is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)          This information is based on the Schedule 13G filed with the SEC on February 14, 2005. The address of Morgan Stanley & Co. Inc. is 1585 Broadway, New York, NY 10036.

(6)          This information is based on the Schedule 13G filed with the SEC on December 7, 2004. The address of Third Point Management Company L.L.C. is 360 Madison Ave., 24th Floor New York, NY 10017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC. Such executive officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended 2004.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following “Report on Executive Compensation” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A under the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Company’s executive compensation philosophy is to provide competitive compensation and benefit programs to attract, retain and reward executive talent who are important to the continued success of Dade Behring. The guiding principles are to ensure internal and external equity of the executive compensation arrangements, to provide strong financial incentives for outstanding performance at reasonable cost to the shareholders, to reward and recognize significant performance of senior management, and ultimately to optimize the value of the shareholders’ investment and the success of the Company.

The executive compensation programs are consistent with a pay for performance philosophy; in that a substantial portion of the total direct compensation is variable and based on Company as well as individual performance.

The Company’s total cash compensation is targeted at the upper third quartile, with provisions for paying above the upper third quartile when challenging targets are significantly overachieved. The annual incentive portion of the total cash compensation program is based on a sliding scale: when the targets are not achieved, total cash compensation will be substantially reduced. The Company’s long term incentive strategy is targeted at the upper end of the third quartile; therefore, the total direct compensation is also targeted at the upper end of the third quartile.

Compensation Components and Process

The Compensation Committee conducts an annual review of the total compensation of the Chief Executive Officer and the senior executives reporting to the Chief Executive Officer to assess the competitiveness of the Company’s total compensation program. The Compensation Committee believes that the direct competitors for our executive leadership and experience are not necessarily the companies that are included in the peer group index established to compare shareholder returns. Therefore, the

Compensation Committee reviews compensation data for executives at companies outside of the companies in the peer group index in the performance graph included in this proxy statement.

The Compensation Committee engages an executive compensation consulting firm to provide the Compensation Committee with additional expertise in the evaluation of the Company’s executive compensation programs and market practices. This executive compensation consultant is retained by and reports directly to the Chairman of the Compensation Committee.

In 2004, the Compensation Committee reviewed executive compensation survey data from nine companies in the medical instrument industry of similar size and scope (“peer group companies”). The Compensation Committee evaluated and decided to exclude one of the peer group companies with bigger scope from the peer group companies analysis going forward. In addition, the Committee also reviewed general industry compensation data for companies with $1 billion to $3 billion in annual revenue (“comparable companies”), as these are the types of companies the Compensation Committee believes the Company competes with for executive talent. Based on the survey data from the peer group companies and comparable companies as well as overall performance, the Compensation  Committee determines the competitive total compensation structure for the chief executive officer and all senior executives reporting to the Chief Executive Officer.

The primary components of Dade Behring’s executive compensation program are (1) base salary, (2) annual incentive bonus and (3) long-term, equity-based incentive awards. The executives receive a majority of their total compensation through performance-based incentive plans, which places a great proportion of their compensation at risk while closely aligning their interests with the interests of the Company and Dade Behring’s shareholders.

Base Salary

The Compensation Committee reviews annually the base salaries of the Chief Executive Officer and the other executive officers. Adjustments to base salaries result from an assessment of individual performance of each executive in relation to the executive’s scope of responsibility and a review of published executive compensation survey data from companies with approximately $1 billion to $3 billion in annual revenue. It is the Compensation Committee’s objective that total cash compensation (inclusive of base salary and annual incentive bonus) be in the upper third quartile of total cash compensation levels for similar responsibilities in comparable companies.

Annual Incentive Programs

Dade Behring maintains annual incentive programs. The purpose of annual incentive programs is to provide short-term annual incentive compensation in the form of cash bonuses to key employees, including executives, in a form aligning financial reward to factors that relate to increases in Dade Behring’s shareholder value. Under the annual incentive programs, short term financial objectives are approved annually by the Compensation Committee at levels which generally represent improvement over prior years’ result in terms of the financial measures. The financial objectives approved by the Compensation Committee for fiscal year 2004 provided specific targets for year-end net income, quarterly cash flow and EBITDA. The net debt threshold for minimum plan funding adopted in the 2003 plan was eliminated in the 2004 plan because utilizing cash flow and EBITDA will drive the same result as the net debt objective. The Compensation Committee believed that the three financial measures identified correlate with the Company’s overall strategy and are aligned with shareholders. Also these measures are valued and rated by external analysts.

The annual incentive program for the top five executives will be fully funded if the thresholds of all three financial measures are met. These financial measures are determined independent of each other. That is, funding for one objective may be earned and paid while the others may not, if the minimum thresholds for each measure are not achieved. If the performance is below the minimum threshold, there will be no payout. If performance exceeds the objective, the payout will be increased. The maximum total funding of the annual incentive program for the top five executives based on Company financial results is capped at $2.5 million for Mr. Reid-Anderson, 1 million Euros for Mr. Quinn and $1 million for each of the other three executives. Individual awards are based 60% on Company financial results (the financial measures mentioned above) and 40% on individual performance. Each executive undertakes individual performance goals which may include both financial and non-financial objectives. Each executive is given a target bonus expressed as a percentage of base salary. The target bonus for the Chief Executive Officer is determined by the Compensation Committee based on the executive compensation analysis conducted by the external compensation consultant. The target bonus for the Chief Executive Officer in 2004 is 120% of his annual base salary. Bonus targets for the other executive officers are determined by the Compensation Committee after considering recommendations from the CEO. Bonus amounts are determined by comparing the extent to which financial performance during each measuring period has met or exceeded the financial objectives and the extent to which performance has met or exceeded the individual performance goals.

The annual incentive program is structured to reward participants for achieving exceptional performance. Annual incentive awards for the Chief Executive Officer and the other executive officers may be above the median for comparable companies if target levels of performance and individual performance goals are achieved or exceeded. Bonus awards are reduced significantly if financial objectives or individual performance goals are not achieved.

For fiscal year 2004, the Company over-achieved all the Company financial targets established under the annual incentive program and the aggregate payout based on Company financial results was 178.2% of target. Awards to the Chief Executive Officer and the other executive officers are set forth in the Summary Compensation Table. These awards were based on the financial performance of the Company and the performance of the individuals as described above.

In December of 2004, the Committee approved the annual incentive program for 2005. The Committee kept the plan structure generally consistent with the 2004 annual incentive program for continuity and simplicity. The Committee believes that an understanding of the program by participants will enhance the drive for results. Slight adjustments to the 2004 financial measures were made to ensure that these financial measures correlate with the Company’s strategy and are aligned with shareholders. In addition to net income, cash flow and EBITDA, revenue growth was added as one of the financial measures for 2005 to drive growth. The Committee will continue to evaluate the performance measures used under the annual incentive program annually.

Long-Term Equity Based Awards

The Compensation Committee engaged an external executive compensation consultant to work with the Company’s Human Resources department to explore equity granting practices. The study included exploring different types of Long Term Incentive (LTI) vehicles, designing and developing the new LTI plan, as well as conducting a comprehensive analysis on competitive LTI opportunities for executives from both published executive compensation surveys and peer group companies. The Committee also reviewed the share utilization rates among peer group companies as well as the compensation expense associated with the grant of LTI awards.

In 2004, the Compensation Committee adopted and the shareholders approved a new 2004 Incentive Compensation Plan which has the flexibility to provide various types of awards. The purpose of the Plan is to attract, retain and motivate employees, officers and directors by providing them the opportunity to acquire a proprietary interest in the Company or other incentives and to align their interests and efforts to the interests of the Company’s shareholders.

The Compensation Committee considered different LTI vehicles to deliver long term incentives to the executives, such as time vested restricted shares, cash based performance plan awards and performance based restricted shares. The Committee determined that stock options were the most effective tool to deliver long term incentives to the executives in 2004. The Committee will continue to review the possibility of utilizing other LTI vehicles in the future.

Stock options were granted under the 2004 Incentive Compensation Plan to executive officers and senior management on October 1, 2004. The grant price of these options was $55.72 which was the Fair Market Value on the date of grant. Stock options granted in 2004 will vest in equal installments over the next three years. The size of the individual awards was determined after considering published executive compensation survey data, internal grade level and individual contribution and performance over the past year. Based on the Company’s long term incentive philosophy, the number of stock options granted to executives was targeted at the upper end of the third quartile. As a result of the outstanding financial performance of the Company resulting in significant increases in the value of Dade Behring stock, the actual value of the stock options granted in 2004 (based on Black Scholes value) was at or above the 75th percentile of competitive practice.

The Compensation Committee strongly believes in linking the interest of management and shareholders. The Committee approved stock ownership guidelines for the CEO and executive officers in October 2004. The holding guidelines specify five times annual base salary for the CEO and three times annual base salary for the other four named executive officers as the value of the number of shares that the executive officer should hold within five years of the effective date of the program.

Chief Executive Officer Compensation

At its May 2004 meeting, the Compensation Committee directed the external compensation consultant to review and analyze the total compensation package of the CEO, including base salary, annual incentive opportunity, total cash compensation, LTI opportunity and total direct compensation. The analysis referenced recently published executive compensation survey data from companies with approximately $1 billion to $3 billion in sales revenue, and peer group data. The base salary of the CEO is between the median and 75th percentile of competitive practice. Actual total cash compensation exceeded the 75th percentile competitive practice, which was directly attributed to the annual incentive award earned in 2003, in which Company performance significantly exceeded target performance for each of the financial measures. Hence, actual total direct compensation received by the CEO exceeded the 75th percentile of competitive practice, which the Compensation Committee believes is reasonable based on the Company and CEO’s performance.

Effective June 2004, the Compensation Committee increased the base salary of Mr. Reid-Anderson by 4 % based on the compensation analysis as well as the performance of Mr. Reid-Anderson. The Compensation Committee reviewed prior year-end and year-to-date financial performance and the performance contributions of Mr. Reid-Anderson and made an assessment of the extent to which he contributed to the realization of long term shareholder value. Mr. Reid-Anderson’s five key initiatives were to optimize customer relationship management, enhance test method penetration, focus product development, continue to enhance cash flow and productivity and build organizational excellence. Mr. Reid-Anderson’s accomplishments in 2004 include leading the Company to strong revenue growth, increased market share, consistent improvement in customer satisfaction surveys, new products launched and the fact that the Company outperformed both internal and external expectations.

Mr. Reid-Anderson’s annual incentive bonus for fiscal year 2004 was calculated by comparing the net income, cash flow and EBITDA achieved through year-end 2004 to the financial objectives set forth under the annual incentive program as described above. The Compensation Committee evaluated Mr. Reid-Anderson’s demonstrated performance against the five key initiative performance goals that had been established for him and made an assessment of Mr. Reid-Anderson’s leadership and the achievements toward long term corporate objectives and enhancing shareholder value. Based on the Compensation Committee’s application of the financial criteria under the annual incentive program and its further evaluation of Mr. Reid-Anderson’s individual performance, the Compensation Committee approved a bonus for fiscal year 2004  under the annual incentive program of $2.03 million for Mr. Reid-Anderson. Mr. Reid-Anderson also received 120,000 non-qualified stock options at an exercise price of $55.72 per share on October 1, 2004 under the 2004 Incentive Compensation Plan.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits the Company’s income tax deduction for compensation paid in any taxable year to its chief executive officer or any of its four other highest paid executive officers to $1,000,000 per individual, subject to certain exceptions. The Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interest of the Company and its shareholders. The 2004 Incentive Compensation Plan will permit compensation to be deductible under Section 162(m). Payout under the annual incentive program and the option spread at the time of exercise of options granted under the 2004 Incentive Compensation Plan are intended to be deductible under Section 162(m).

COMPENSATION COMMITTEE
James G. Andress, Chairperson
Jeffrey D. Benjamin, Committee Member
Alan S. Cooper, Committee Member

PERFORMANCE GRAPH

The following graph compares the changes in Dade Behring’s cumulative total shareholder return on its common shares with the Frank Russell 2000 Index, the Core Data Group—Medical Instruments and Supplies Index and the S&P 500 Index.

COMPANY/INDEX/MARKET	10/3/2002	12/31/2002	6/30/2003	12/31/2003	6/30/2004	12/31/2004
Dade Behring Holdings, Inc.	100.00	105.98	133.00	210.24	279.53	329.41
Medical Instruments/Supplies Index	100.00	107.47	127.32	156.82	182.58	186.32
Russell 2000 Index	100.00	108.44	123.75	153.71	163.96	180.60
S & P 500 Index	100.00	108.44	121.19	139.54	144.35	154.73

Assumes $100.00 invested on October 3, 2002 in each referenced group with reinvestment of dividends. Dade Behring Holdings, Inc. did not pay any dividends for the period shown. During 2004, management of the Medical Instruments/ Supplies Index was transferred from Media General to Core Data.

The Performance Graph is presented for the period beginning on October 3, 2002, the date on which our common stock began trading on the public market, and ending on December 31, 2004. Historical stock performance during this period may not be indicative of future stock performance.

PENSION PLANS

Dade Behring Inc. maintains a defined benefit pension plan (the “Pension Plan”) for the benefit of its United States employees, including executive officers. Under the cash balance formula design, Dade Behring Inc. posts quarterly cash balance credits to each participant’s individual account. The credits range from 4% to 10% of pay for the calendar quarter, depending on a participant’s combined age and years of service as of December 31 of the previous year. The following table sets forth the annual cash balance credits based on pay, age and service:

Points for Age plus Service as of December 31 of the Previous Plan Year	Dade Behring Inc.’s Quarterly Cash Balance Credits as a Percent of Pay
Less than 35	4%
35 to 44	5%
45 to 54	6%
55 to 64	7%
65 to 74	8%
75 to 84	9%
85 and more	10%

The credits are posted to a participant’s account at the end of each calendar quarter, based on the participant’s pay for that quarter. Interest credits are also posted to a participant’s account as of the end of each calendar quarter based on (1) the participant’s balance for the previous quarter and (2) one-fourth of the prevailing annual rate of return for 10-year United States Treasury bills as of the end of the previous quarter. Regardless of the prevailing annual rate, the Pension Plan will credit a participant’s account with a minimum annual rate of 5% and a maximum annual rate of 10% in interest. The named executive officers that are covered under the Pension Plan had the following annual benefit accrued as of December 31, 2004 and payable at age 65 as follows: Mr. Reid-Anderson, $20,443; Mr. Uchida, $12,519; Mr. Duffey, $21,590; and Mr. Wolsey-Paige, $29,574.

Dade Behring Inc. also maintains a Supplemental Pension Plan that provides eligible individuals, including executive officers, with the difference between the benefits they actually accrue under the Pension Plan and the benefits they would have accrued under such plan but for the maximum benefit and compensation limitations imposed by law. Vesting of benefits is determined by reference to each participant’s vested percentage under the Pension Plan. Participants’ account balances are credited with earnings based upon the benefit accrual rate for the Pension Plan. Benefits under the Supplemental Pension Plan are payable upon death, disability, retirement or separation from service and are payable from our general assets. Supplemental Pension Plan distributions may be either annuity payments or a lump sum. The named executive officers that are covered under the Supplemental Pension Plan had the following annual benefit accrued as of December 31, 2004 and payable at age 65 as follows: Mr. Reid-Anderson, $266,107; Mr. Uchida, $37,056; Mr. Duffey, $34,639; and Mr. Wolsey-Paige, $38,516.

Dade Behring Holding GmbH maintains a pension plan (the “German Pension Plan”) for the benefit of its German employees. Mr. Quinn is covered under the German Pension Plan. For the year 2004, employees contribute between 1.5% and 2.5% of pensionable income up to the social security contribution ceiling (5,150 Euros/month for 2004), which is half the amount contributed by Dade Behring Holding GmbH. An additional notional contribution of between 11.5% and 15% of pensionable income above the social security contribution ceiling is credited by Dade Behring Holding GmbH. In addition, Mr. Quinn is entitled by agreement to an additional supplemental pension benefit for each year of employment through 2011. The contribution for 2004 was approximately 30,677 Euro. Pension benefits are paid out in the form of a monthly annuity which is actuarially determined based on aggregate contributions and imputed earnings. At December 31, 2004. Mr. Quinn has an annual pension benefit accrued and payable at age 65 of 72,111 Euro. Assuming a conversion rate of 0.7339 from Euros to United States dollars, at December 31, 2004 Mr. Quinn has an annual pension benefit accrued and payable at age 65 of $98,258.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

Arrangements with Mr. Reid-Anderson

Dade Behring Inc. has an employment agreement with Mr. Reid-Anderson dated June 1, 2001 and a supplemental letter dated November 20, 2001, which we refer to collectively, as the “Employment Agreement,” which extends until terminated by Dade Behring Inc. or Mr. Reid-Anderson. Under the terms of the Employment Agreement, Mr. Reid-Anderson serves as President and Chief Executive Officer of Dade Behring Inc. The Employment Agreement provides that so long as Mr. Reid-Anderson serves as Chief Executive Officer of the Company, he will also be appointed to serve as a director on our Board of Directors and that of Dade Behring Inc. The Employment Agreement provides for a base salary, an annual target bonus, an incremental retention payment, change of control parachute gross-up payments, if necessary, and perquisites, including an automobile allowance and reimbursement of expenses incurred for home leave travel. Mr. Reid-Anderson’s base salary is subject to the review of the Board of Directors on an annual basis and the award of the annual target bonus and the incremental retention payment are based upon the achievement of specific bonus targets and specified objectives, respectively. Mr. Reid-Anderson is eligible under the Employment Agreement to participate in all of the benefit programs for which our senior executive employees are generally eligible. For purposes of determining his participation in our cash balance pension program, however, his benefits accrue as though he had provided two years of service for every one year of service that he actually provides.

In the event Mr. Reid-Anderson is terminated without cause or resigns for good reason, the Employment Agreement provides that he shall receive an amount equal to twice his base salary plus twice his target bonus for the year in which his employment ended. In such event, Mr. Reid-Anderson will also continue to receive the perquisites described above and participate in our health program for 24 months after the date of his termination. In the event that his employment is terminated due to his death or disability, the terms of the Employment Agreement provide that he shall receive a bonus equal to the bonus that he would have received had he remained employed for the entire year, pro rated for the number of days that he was employed during that year. In addition, in the event that his employment is terminated without cause or due to his death or disability or by him for good reason, option vesting will accelerate as though the next option vesting date had occurred. With a termination due to death or disability, Mr. Reid-Anderson’s options will generally remain exercisable for 12 months after the termination.

The Employment Agreement also incorporates standard noncompete and non-solicit provisions applicable to the period of his employment and for two years thereafter, unless Mr. Reid-Anderson’s employment is terminated by reason of material breach by us of our obligations to him under the Employment Agreement. As a condition to receiving the severance payments described above, Mr. Reid-Anderson must not be in material breach of the Employment Agreement and must execute a general release in our favor.

Severance Agreements

Dade Behring has entered into a severance agreement with each of the named executive officers listed in the Summary Compensation Table other than Mr. Reid-Anderson. In the event that such executive is involuntarily terminated (as defined in each severance agreement), the executive is entitled to receive (1) his base salary for a period of 12 months from the date of termination, and (2) a bonus, to be determined by the Board of Directors in good faith, equal to the bonus such executive would have received had the executive remained employed for the entire bonus period, prorated based on the number of days that have elapsed during the year through the date of termination.

The executive severance agreements also contain standard non-compete and non-solicit clauses applicable to the period of the executive’s employment and for one year thereafter. As conditions to receiving the payments described above, the executive must not have breached the terms of the executive severance agreement and must execute a general release in our favor.

Change in Control Arrangements

Dade Behring’s 2002 Management Stock Option Plan, 2002 Chief Executive Officer Plan and 2004 Incentive Compensation Plan provide that, as of the date of a “change in control,” any outstanding options will become fully exercisable and vested. The plans use definitions of change in control that generally include: (i) an acquisition by any individual, entity or group of beneficial ownership of at least a percentage (50% for the 2002 Management Stock Option Plan and 2002 Chief Executive Officer Plan and 30% for the 2004 Incentive Compensation Plan) of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (ii) a change in the composition of a majority of our Board of Directors which is not supported by our current Board of Directors; (iii) subject to certain exceptions, the consummation of a merger, reorganization, consolidation or similar event or the sale or other disposition of all or substantially all of our assets; or (iv) the approval of the shareholders of our complete liquidation or dissolution.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by the Company or its subsidiaries to our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer (the “named executive officers”) for services rendered in all capacities during the last three years.

		Annual Compensation			Long-Term Compensation Awards
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation(1)	Restricted Stock Awards	Securities Underlying Options	All Other Compensation ($)(2)
James W.P. Reid-Anderson	2004	865,240	2,033,266	124,571	—	120,000	49,892
President and Chief	2003	794,215	1,629,342	130,783	—	268,230	2,484,226
Executive Officer	2002	749,260	1,567,559	133,402	—	988,240	1,984,125
Dominick M. Quinn	2004	551,756	933,343	76,420	—	45,000	—
Executive Vice President	2003	475,940	690,249	80,328	—	103,580	965,749
	2002	412,224	662,133	—	—	244,700	529,920
Hiroshi Uchida	2004	458,446	684,735	—	—	45,000	22,039
Executive Vice President	2003	411,154	660,050	141,482	—	87,880	798,843
	2002	360,000	589,059	241,584	—	244,700	548,567
John M. Duffey	2004	416,154	592,328	—	—	45,000	19,359
Senior Vice President and	2003	351,923	568,307	—	—	65,880	687,228
Chief Financial Officer	2002	321,923	567,559	—	—	244,700	541,758
Mark Wolsey-Paige	2004	383,815	533,997	—	—	45,000	16,877
Executive Vice President	2003	350,577	476,542	—	—	98,460	686,201
	2002	322,308	517,559	—	—	188,240	542,036

(1)          This column includes for Mr. Reid-Anderson home leave allowances of $30,220 for 2004, $47,042 for 2003 and $49,990 for 2002, and $49,351 in 2004, $40,061 in 2003 and $37,861 in 2002 for premiums for supplemental long-term disability insurance and a tax gross-up for such payment and for Mr. Uchida as an income adjustment to maintain his total compensation at the same level as his Japanese income, $111,142 for 2003 and $212,447 for  2002 and for Mr. Quinn as rental apartment expenses and a tax gross up of $ 39,926 for 2004 and  $40,696 for 2003 and company car expenses and tax gross up of $20,638 for 2004 and $19,577 for 2003.

(2)           This column includes for 2003 the value of stock awards granted March 13, 2003 to Mr. Reid-Anderson of $437,341 and to each of Messrs. Quinn, Uchida, Duffey, and Wolsey-Paige of $119,190; for 2002 the value of stock awards granted October 3, 2002 to Mr. Reid-Anderson of $1,943,040 and to each of Messrs. Quinn, Uchida, Duffey and Wolsey-Paige of $529,920. This column also includes for 2004 $4,100 contributed for each of Messrs. Reid-Anderson, Uchida, Duffey and Wolsey-Paige to the Savings Investment Plan and amounts credited for such named executive officers under the Deferred Savings Investment Plan of $45,792, $17,939, $15,259 and $12,777, respectively. In addition the column includes for 2003 $4,000 contributed for each of Messrs. Reid-Anderson, Uchida, Duffey and Wolsey-Paige to the Savings Investment Plan and amounts credited for such named executive officers under the Deferred Savings Investment Plan of $42,884, $15,653, $14,038 and $13,011, respectively, and for 2002, $4,000 contributed for each of Messrs. Reid-Anderson, Uchida, Duffey and Wolsey-Paige to the Savings Investment Plan and amounts credited for such named executive officers under the Deferred Savings Investment Plan of $37,085, $14,647, $7,838 and $8,116, respectively. The column includes retention payments in 2003 for Messrs. Reid-Anderson, Quinn, Uchida, Duffey and Wolsey-Paige of $2,000,001, $846,559, $660,000, $550,000 and $550,000 respectively.

OPTION GRANTS IN 2004

The following table sets forth information concerning individual grants of stock options made during 2004 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted To Employees	Exercise or Base Price	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Granted(1)	In Year	($/Per Share)	Date	5%	10%
					($)	($)
James W.P. Reid-Anderson	120,000	12.4	55.72	10/01/2014	4,205,041	10,656,400
Dominick M. Quinn	45,000	4.7	55.72	10/01/2014	1,576,890	3,996,150
Hiroshi Uchida	45,000	4.7	55.72	10/01/2014	1,576,890	3,996,150
John M. Duffey	45,000	4.7	55.72	10/01/2014	1,576,890	3,996,150
Mark Wolsey-Paige	45,000	4.7	55.72	10/01/2014	1,576,890	3,996,150

(1)           Non-qualified stock options granted under the Dade Behring 2004 Incentive Compensation Plan. Options for the number of shares of Dade Behring common stock indicated were granted effective October 1, 2004. The options become exercisable in equal installments on the first, second and third anniversary of the grant date. Vesting is accelerated upon a change of control and partially accelerated upon termination without cause.

(2)           The potential realizable values are shown in the table in conformity with Securities and Exchange Commission regulations, and are not intended to forecast possible future appreciation. The Company is not aware of any formula which will predict with reasonable accuracy the future appreciation of equity securities. No benefit can be realized by optionees without an appreciation in stock price, which will benefit all shareholders commensurately.

AGGREGATED OPTION EXERCISES IN 2004
AND OPTION VALUES AS OF DECEMBER 31, 2004

The following table sets forth the shares acquired upon exercise of options during 2004 and the value received upon such exercise as well as the number and value of unexercised options as of December 31, 2004 for each of the executive officers listed in the Summary Compensation Table.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised in the Money Options at December 31, 2004(2)
Name	Exercise (#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
James W.P. Reid-Anderson	400,000	12,476,247	351,530	424,940	13,897,815	12,201,192
Dominick M. Quinn	0	0	69,656	135,372	2,802,713	3,598,020
Hiroshi Uchida	184,772	3,914,824	63,716	129,092	2,571,998	3,355,829
John M. Duffey	62,116	1,416,514	111,056	120,292	4,432,265	3,016,461
Mark Wolsey-Paige	73,000	2,332,274	118,668	122,032	4,703,075	3,059,546

(1)          The value realized is the difference between the fair market value of the underlying Common Stock at the time of exercise and the aggregate exercise price of the options.

(2)          The value of unexercised in-the-money options as of December 31, 2004 was calculated by subtracting the exercise price from the fair market value of common stock on that date ($55.94), and multiplying the difference by the number of shares subject to the options.

ANNUAL REPORT ON FORM 10-K

Dade Behring will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of Common Stock of Dade Behring, a copy of Dade Behring’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for our most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Corporate Secretary of the Company at Dade Behring’s principal executive offices at 1717 Deerfield Road, Deerfield, Illinois 60015-0778.

*  *  *

By Order of the Board of Directors
Louise S. Pearson Vice President, General Counsel and Corporate Secretary
April 6, 2005

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DADE BEHRING HOLDINGS, INC.

Dade Behring Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”), does hereby certify as follows, pursuant to Section 242 of the GCL:

FIRST: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors, at a meeting held on March 8, 2005, in accordance with Section 242 of the GCL, duly adopted a resolution (i) proposing an amendment to the Certificate of Incorporation of the Corporation, (ii) declaring said amendment to be advisable and in the best interests of the Corporation’s stockholders and (iii) directing that the matter be submitted to the stockholders of the Corporation for the approval of said amendment.

SECOND: The amendment to the Certificate of Incorporation of the Corporation was duly adopted at the Annual Meeting of Stockholders of the Corporation held on May 23, 2005, in accordance with Section 242 of the GCL.

THIRD: That in accordance with the aforementioned resolution, the Corporation’s Certificate of Incorporation is hereby amended by amending Section 1 of Article Four in its entirety to read as follows:

(1)         The total number of shares of all classes of stock which the corporation shall have authority to issue is 150,150,000, consisting of (1) 150,000,000 shares of Common Stock, par value $.01 per share, and (2) 150,000 shares of Preferred Stock, par value $.01 per share. The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, Dade Behring Holdings, Inc. has caused this certificate to be signed by James W. P. Reid-Anderson, its Chairman of the Board, President and Chief Executive Officer, as of this     th day of May, 2005.

DADE BEHRING HOLDINGS, INC.

By:
	Name:	James W. P. Reid-Anderson
	Title:	Chairman of the Board, President and Chief Executive Officer

A-1

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES OF THE BOARD OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2.						Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS		2.	FOR the amendment to the Fourth Amended	FOR	AGAINST	ABSTAIN
Nominees:				and Restated Certificate of Incorporation increasing the authorized share capital.	☐	☐	☐
01 Richard W. Roedel

With respect to any other matter that properly comes before the Annual Meeting, the  proxy holders will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion in the best interests of Dade Behring. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.

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02 Samuel K. Skinner	FOR all nominess listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

			I PLAN TO ATTEND THE MEETING				☐

Signature		Signature			Date

Please sign exactly as your name appears on this Voting Form. If Shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title.  Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership

  FOLD AND DETACH HERE

Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59 PM Eastern Time
the day prior to annual meeting day.

Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone		Mail
1-866-540-5760
Use any touch-tone telephone to	OR	Mark, sign and date
vote your proxy. Have your proxy		your proxy card and
card in hand when you call.		return it in the
enclosed postage-paid envelope.

If you vote your proxy by telephone, you should NOT mail back your proxy card.

If you are located outside of the United States,

the delivery of your Proxy MUST be via MAIL

You can view the Annual Report and Proxy Statement

on the internet at www.dadebehring.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DADE BEHRING HOLDINGS, INC.

The undersigned hereby appoints Louise S. Pearson and David G. Edelstein, and each of them with power to act without the other and with full power of substitution, as proxies, agents and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dade Behring Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 23, 2005 or any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE

You can now access your Dade Behring Holdings, Inc. account online.

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